As filed with the Securities and Exchange Commission on December 13, 2016

Registration No. 333-212792

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON

FORM S-8 TO FORM S-4 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lions Gate Entertainment Corp.

(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
250 Howe Street, 20th Floor Vancouver, British Columbia V6C 3R8 and 2700 Colorado Avenue Santa Monica, California 90404 (Address, Including Zip Code, of Principal Executive Offices)

Starz 2011 Incentive Plan

Starz 2011 Nonemployee Director Incentive Plan

Starz 2016 Omnibus Incentive Plan

(Full titles of the plans)

Wayne Levin

General Counsel and Chief Strategic Officer

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, California 90404

(310) 449-9200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class B non-voting shares, no par value	28,000,000	N/A	N/A	N/A

(1)	This Post-Effective Amendment No. 1 on Form S-8 covers Class B non-voting shares of the Registrant registered on the Registration Statement on Form S-4, as amended, to which this filing is an amendment. The amount in this column represents (a) the maximum amount issuable under outstanding stock options, restricted stock awards and restricted stock unit awards (the “Legacy Starz Awards”) granted under the Starz 2011 Incentive Plan, Starz 2011 Nonemployee Director Plan and Starz 2016 Omnibus Incentive Plan (the “Starz Plans”) that were assumed by the Registrant in connection with the merger of Orion Arm Acquisition Inc., a wholly owned subsidiary of the Registrant, with and into Starz (the “Merger”) and (b) the number of Class B non-voting shares reserved and available for issuance under the Starz Plans. The Merger closed on December 8, 2016.

(2)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Class B non-voting shares that become available under the foregoing plans in connection with changes in the number of shares of outstanding Class B non-voting shares because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits.

(3)	Pursuant to Rule 457(b), all filing fees payable in connection with the securities on this Post-Effective Amendment No. 1 were previously paid in connection with the initial filing of the Registration Statement on Form S-4 (File No. 333-212792) filed on August 1, 2016 and with the filing of the Transaction Statement on Schedule 13E-3 filed on October 5, 2016 (File No. 005-86413), pursuant to which a total of $339,369.99 has been previously paid.

EXPLANATORY NOTE

Lions Gate Entertainment Corp. (“Lions Gate”) hereby amends its Registration Statement on Form S-4 (Registration No. 333-212792) filed on August 1, 2016 (as amended, the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to Class B non-voting shares of the Registrant, no par value per share (the “Lions Gate non-voting shares”), issuable upon the exercise of stock options, restricted stock unit awards and restricted stock awards granted pursuant to terms of the Starz 2011 Incentive Plan, Starz 2011 Nonemployee Director Plan and Starz 2016 Omnibus Incentive Plan (collectively, the “Starz Plans”) and held by Starz employees (as defined below), which were assumed by Lions Gate in connection with the Merger (as defined below). All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

On December 8, 2016, Lions Gate, Starz and Orion Arm Acquisition Inc., a wholly owned subsidiary of Lions Gate (“Merger Sub”), consummated the merger (the “Merger”) of Merger Sub with and into Starz, with Starz continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Lions Gate, pursuant to the Agreement and Plan of Merger dated as of June 30, 2016 (as amended, the “Merger Agreement”) by and among Lions Gate, Starz and Merger Sub. Starz’s Series A common stock, par value $0.01 (the “Starz Series A common stock”), and Starz’s Series B common stock, par value $0.01 (the “Starz Series B common stock,” and together with the Starz Series A common stock, the “Starz common stock”) are no longer publicly outstanding, and shares of Starz common stock currently represent the right to receive the consideration described in the Merger Agreement.

In accordance with the Merger Agreement, at the effective time of the closing of the Merger, Lions Gate assumed the Starz Plans and the restricted stock unit awards, unvested stock options and restricted stock awards, in each case, granted under the Starz Plans (collectively, the “Assumed Awards”). As a result of this assumption, at the effective time of the closing of the Merger, the Assumed Awards were converted into corresponding awards relating to Lions Gate non-voting shares.

This registration statement has been filed for the purpose of registering 28,000,000 Lions Gate non-voting shares issuable in connection with the Assumed Awards held by Starz employees (“employees” as defined in General Instruction A.1(a) to Form S-8) and awards to be granted under the Starz Plans following the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “SEC”), are incorporated herein by reference:

(a)	The Registrant’s latest Annual Report on Form 10-K for the year ended March 31, 2016, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c)	The description of Lions Gate non-voting shares included in the Registrant’s Registration Statement on Form S-4, filed with the SEC on August 1, 2016, as amended on September 7, 2016, October 5, 2016, October 28, 2016, November 3, 2016, November 4, 2016, and November 4, 2016.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the SEC, be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the BCBCA, Lions Gate may indemnify a present or former director or officer of Lions Gate or a person who acts or acted at Lions Gate’s request as a director or officer of another corporation, or for an affiliate, of Lions Gate, and his heirs and personal or other legal representatives, against all costs, charges and expenses, including legal and other fees and amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by him including an amount paid to settle an action or satisfy a judgment in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with Lions Gate or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of Lions Gate or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his conduct was lawful. Other forms of indemnification may be made only with court approval.

In accordance with the Articles of Lions Gate, Lions Gate shall indemnify every director or former director of Lions Gate, or may, subject to the BCBCA, indemnify any other person after the final disposition of an eligible proceeding if the director or former director was wholly-successful in the outcome (merits or otherwise) or substantially successful on the merits or such director or former director has not otherwise been reimbursed. We have entered into indemnity agreements with our directors, executive officers, and certain other key employees whereby we have agreed to indemnify the directors and officers to the extent permitted by its Articles and the BCBCA.

At the special meeting of Lions Gate shareholders held to consider the proposed reclassification and Merger, the holders of Lions Gate common shares approved an amendment to the Articles of Lions Gate to provide the same indemnifications to the current and former officers of Lions Gate as are provided to the current and former directors of Lions Gate.

The Articles of Lions Gate permit Lions Gate, subject to the limitations contained in the BCBCA, to purchase and maintain insurance on behalf of any person mentioned in the preceding paragraph, as the board of directors may from time to time determine. Lions Gate, however, only maintains directors’ and officers’ liability insurance and corporate reimbursement insurance.

The foregoing summaries are necessarily subject to the complete text of the statute, Lions Gate’s Articles, and the arrangements referred to above are qualified in their entirety by reference thereto.

Lions Gate has entered into indemnity agreements with its directors and officers that are in compliance with the BCBCA.

A directors’ and officers’ insurance policy insures each of Lions Gate’s directors and officers against liabilities incurred in their capacity as such for which they are not otherwise indemnified, subject to certain exclusions. This is in addition to the insurance coverage that Lions Gate maintains in the event it is required to indemnify a director or officer for indemnifiable claims.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
5.1	Opinion of Dentons Canada LLP

23.1	Consent of Dentons Canada LLP (included in Exhibit 5.1 hereto)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (with respect to financial statements of Lions Gate Entertainment Corp.)

23.3	Consent of Ernst & Young LLP, Independent Auditors (with respect to financial statements of Pop Media Group, LLC)

23.4	Consent of PricewaterhouseCoopers LLP, Independent Auditors (with respect to financial statements of Studio 3 Partners LLC)

23.5	Consent of KPMG LLP, Independent Registered Public Accounting Firm (with respect to financial statements of Starz)

24.1	Power of Attorney (previously included on the signature page to the Registration Statement on Form S-4 (File No. 333-212792), filed with the SEC on August 1, 2016)

99.1	Starz 2011 Incentive Plan

99.2	Starz 2011 Nonemployee Director Plan

99.3	Starz 2016 Omnibus Incentive Plan

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act,

each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registrant’s Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on the 13th day of December, 2016.

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and Chief Strategic Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 13th day of December, 2016:

Signature	Title	Date

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer and Authorized Representative in the United States)	December 13, 2016
James W. Barge

*	Vice Chairman, Director	December 13, 2016
Michael Burns

*	Director	December 13, 2016
Gordon Crawford

*	Director	December 13, 2016
Arthur Evrensel

*	Chief Executive Officer (Principal Executive Officer) and Director	December 13, 2016
Jon Feltheimer

*	Director	December 13, 2016
Emily Fine

*	Director	December 13, 2016
Michael T. Fries

/s/ Sir Lucian Grainge	Director	December 13, 2016
Sir Lucian Grainge

*	Director	December 13, 2016
Dr. John C. Malone

*	Director	December 13, 2016
G. Scott Paterson

*	Chairman of the Board of Directors	December 13, 2016
Mark H. Rachesky, M.D.

*	Director	December 13, 2016
Daryl Simm

Signature	Title	Date

*	Director	December 13, 2016
Hardwick Simmons

*	Director	December 13, 2016
David M. Zaslav

*By:	/s/ Wayne Levin
Wayne Levin
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Dentons Canada LLP

23.1	Consent of Dentons Canada LLP (included in Exhibit 5.1 hereto)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (with respect to financial statements of Lions Gate Entertainment Corp.)

23.3	Consent of Ernst & Young LLP, Independent Auditors (with respect to financial statements of Pop Media Group, LLC)

23.4	Consent of PricewaterhouseCoopers LLP, Independent Auditors (with respect to financial statements of Studio 3 Partners LLC)

23.5	Consent of KPMG LLP, Independent Registered Public Accounting Firm (with respect to financial statements of Starz)

24.1	Power of Attorney (previously included on the signature page to the Registration Statement on Form S-4 (File No. 333-212792), filed with the SEC on August 1, 2016)

99.1	Starz 2011 Incentive Plan

99.2	Starz 2011 Nonemployee Director Plan

99.3	Starz 2016 Omnibus Incentive Plan